Exhibit 99.(d)(53)(c)

ADVANCED SERIES TRUST

AST Schroders Global Tactical Portfolio

SUB-SUBADVISORY AGREEMENT

Agreement made as of this          day of April, 2012 between Schroder Investment Management North America Inc. (SIMNA), a Delaware corporation, and Schroder Investment North America Limited America Limited (SIMNA LIMITED), a UK corporation.

WHEREAS, Prudential Investments LLC (PI) and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST, and together with PI, the Co-Managers) have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, as amended, with Advanced Series Trust (formerly American Skandia Trust) (the Trust), a Massachusetts business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, retained SIMNA to provide investment advisory services to the AST Schroders Global Tactical Portfolio (the Portfolio), a series of the Trust, and SIMNA serves as Subadviser to the Portfolio pursuant to a Subadvisory Agreement (the Subadvisory Agreement), dated as of the date hereof; and

WHEREAS, SIMNA and SIMNA LIMITED are both investment advisers registered under the Investment Advisers Act of 1940, as amended; and

WHEREAS, SIMNA desires to engage SIMNA LIMITED to manage all or a portion of the Portfolio, and SIMNA LIMITED desires to accept such engagement.

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers, the Board of Trustees of the Trust and SIMNA, SIMNA LIMITED shall manage such portion of the Portfolio as delegated to SIMNA LIMITED by SIMNA (and not the Co-Managers), including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) SIMNA LIMITED shall provide investment management services for such portion of the Portfolio’s investment as SIMNA shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned with respect to such portion of the Portfolio, and what portion of such portion of the Portfolio will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, SIMNA LIMITED shall act in conformity with the copies of the Second Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, and the Prospectus of the Trust provided to SIMNA by the Co-Managers (the Trust Documents) and with the instructions and directions of SIMNA, the Co-Managers and of the Board of Trustees of the Trust, cooperate with the compliance personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, Section 817 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and all other applicable federal and state laws and regulations.  In connection therewith, SIMNA LIMITED shall, among other things, assist the Co-Managers and SIMNA, as applicable, in connection with the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission).  The Co-Managers (directly or through SIMNA) shall provide SIMNA LIMITED with copies of any updated Trust Documents received from the Co-Managers.

(iii) SIMNA LIMITED shall determine the securities and futures contracts to be purchased or sold for the portion of the Portfolio assigned to SIMNA LIMITED, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Co-Managers or SIMNA LIMITED) to carry out the policy with respect to brokerage as set forth in the Trust’s Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that SIMNA LIMITED will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, SIMNA LIMITED may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which SIMNA LIMITED’s other clients may be a party. Subject to applicable law, rules, and regulations, each of SIMNA and SIMNA LIMITED shall have discretion to effect investment transactions for the Trust through broker-dealers qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of SIMNA and SIMNA LIMITED to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when SIMNA LIMITED deems the purchase or sale of a security or futures contract to be in the best interest of the Trust as well as other clients of SIMNA LIMITED, SIMNA LIMITED, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by SIMNA LIMITED in the manner SIMNA LIMITED considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) SIMNA LIMITED shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. SIMNA LIMITED shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(v) SIMNA LIMITED or an affiliate shall provide the Trust’s Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Co-Managers or SIMNA with such information upon request.

(vi) The investment management services provided by SIMNA LIMITED hereunder are not to be deemed exclusive, and SIMNA LIMITED shall be free to render similar services to others. Conversely, the parties understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i)  continually evaluate the performance of SIMNA LIMITED through quantitative and qualitative analysis and consultations with SIMNA LIMITED, (ii) periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust’s Board regarding the results of its evaluation and monitoring functions. SIMNA LIMITED recognizes that its services may be terminated or modified pursuant to this process.

(vii) SIMNA LIMITED acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and SIMNA LIMITED hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the portion of the Portfolio assigned to SIMNA LIMITED or any other transactions of Trust assets (except that SIMNA and SIMNA LIMITED may consult with one another).

(b) SIMNA LIMITED shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected, after review and satisfaction by SIMNA LIMITED that such service will not raise conflicts of interest. Services to be furnished by SIMNA LIMITED under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) SIMNA LIMITED shall keep the Trust’s books and records required to be maintained by SIMNA LIMITED pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to SIMNA LIMITED’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. SIMNA LIMITED agrees that all records which it maintains for the Trust are the property of the Trust, and SIMNA LIMITED will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that SIMNA LIMITED may retain a copy of such records. SIMNA LIMITED further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) In connection with its duties under this Agreement, SIMNA LIMITED agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations.

(e) SIMNA LIMITED shall furnish to the Co-Managers upon reasonable request copies of all records: (i) required to maintained by SIMNA LIMITED under applicable laws, rules, and regulations in connection with its performance of this Agreement and (ii) prepared in connection with  the maintenance of compliance procedures pursuant to paragraph 1(d) hereof.

(f) SIMNA LIMITED shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the portion of the Portfolio assigned to SIMNA LIMITED, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(g) Upon reasonable request from the Co-Managers, SIMNA LIMITED (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing securities of the portion of the Portfolio assigned to SIMNA LIMITED, as may be required from time to time, including making available information of which SIMNA LIMITED has knowledge related to the securities being valued.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review SIMNA’s performance under the Subadvisory Agreement and SIMNA LIMITED’s performance of its duties under this Agreement.  The Co-Managers (directly or indirectly through SIMNA) shall provide (or cause the Trust’s custodian to provide) timely information to SIMNA LIMITED regarding such matters as the composition of assets in the portion of the Portfolio managed by SIMNA LIMITED, cash requirements and cash available for investment in such portion of the Portfolio, and all other information as may be reasonably necessary for SIMNA LIMITED to perform its duties hereunder.

SIMNA and SIMNA LIMITED acknowledge and agree that SIMNA is ultimately responsible for all aspects of providing to the Trust the services required of SIMNA under the Subadvisory Agreement.  Accordingly, SIMNA LIMITED shall discharge its duties and responsibilities specified in the Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA. In furtherance thereof, SIMNA LIMITED shall, without limitation, (i) make its offices available to representatives of SIMNA for on-site inspection and consultations with the officers and applicable portfolio managers of SIMNA LIMITED responsible for the day-to-day management of the Portfolio, (ii) upon request, provide SIMNA with copies of all records it maintains regarding its management of the Portfolio and (iii) report to SIMNA each calendar quarter and at such other times as SIMNA may reasonable request regarding (A) SIMNA LIMITED’s implementation of the Portfolio’s investment program and the Portfolio’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA LIMITED to ensure compliance with United States securities law and regulations applicable to SIMNA LIMITED and the Portfolio, (C) the Portfolio’s compliance with the objective, policies, and limitations set forth in the Trust’s Prospectus and Statement of Additional Information and any additional operating policies or procedures that the Trust communicated to SIMNA LIMITED in writing (either directly or through SIMNA) and (D) such other matters as SIMNA may reasonable request.

3. For the services provided pursuant to this Agreement, SIMNA (and not the Co-Managers) shall pay SIMNA LIMITED as full compensation therefor, a monthly fee as described in the attached Schedule A.  Liability for payment of compensation by SIMNA to SIMNA LIMITED under this Agreement is contingent upon SIMNA’s receipt of payment from the Co-Managers for management services described under the Subadvisory Agreement.

4. SIMNA LIMITED shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on SIMNA LIMITED’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against SIMNA LIMITED under federal or state securities laws. The Co-Managers shall indemnify SIMNA LIMITED, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers’ willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, or by the Co-Managers, SIMNA or SIMNA LIMITED at any time, without the payment of any penalty, upon 60 days’ written notice to the other signatories to this Agreement. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement or the Subadvisory Agreement. SIMNA LIMITED agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of  control (as defined in the 1940 Act) of SIMNA LIMITED.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (3) to SIMNA at 875 Third Avenue, 22nd Floor, New York, New York 10022, Attention: Legal Department; or (4) to SIMNA LIMITED at 31 Gresham Street, London, UK EC2V 7QA, Attention: Legal Department.

6. Nothing in this Agreement shall limit or restrict the right of any of SIMNA LIMITED’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict SIMNA LIMITED’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act; provided, however, that revisions to the Schroders Group Transfer Pricing Policy as referenced in Schedule A hereto shall not require the consent of the Co-Managers or the Trust.

8. This Agreement shall be governed by the laws of the State of New York.

9. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

10. The Portfolio will be treated as a Professional Client under the rules of the Financial Services Authority in the United Kingdom.

11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:
Name:
Title:

SCHRODER INVESTMENT NORTH AMERICA LIMITED AMERICA LIMITED

By:
Name:
Title:

Accepted and agreed to as a third-party beneficiary:

PRUDENTIAL INVESTMENTS LLC

By:
Name:
Title:

Accepted and agreed to as a third-party beneficiary:

AST INVESTMENT SERVICES, INC.

By:
Name:
Title:

SCHEDULE A

ADVANCED SERIES TRUST

AST Schroders Global Tactical Portfolio

As compensation for services provided by Schroder Investment Management North America Limited (SIMNA LIMITED), Schroder Investment Management North America Inc. (SIMNA), and not the Co-Managers, will pay SIMNA LIMITED an advisory fee at the end of each month, in an amount determined based upon the then-current internal Schroders Group Transfer Pricing Policy (the Transfer Pricing Policy) then in effect.  As of the date hereof, under the current Transfer Pricing Policy, SIMNA LIMITED will be paid a fee in an amount equal to, on an annualized basis,  0.17% of the Portfolio’s average daily net assets, which will then be adjusted to reflect appropriate internal fee sharing among the entities based on the percentage of assets managed by each.  Such percentage is subject to change based upon revisions or supplements to the Transfer Pricing Policy.  If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the termination date, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

Dated as of April     , 2012.